EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

                     [Stonefield Josephson, Inc. LETTERHEAD]

July 11, 2003

To the Board of Directors
Amnis Systems Inc.
3450 Hillview Avenue
Palo Alto, California  94304

Dear Sir or Madam:

We consent to the use of our Independent Auditors' Report dated May 18, 2003 covering the financial statements of Amnis Systems Inc. for the year ended December 31, 2002 to be included in a Form S-8 registration statement to be filed with the Commission on approximately July 11, 2003.

We also consent to the reference to us as experts in matters of accounting and auditing in this registration statement.








                     /s/ Stonefield Josephson, Inc.
                     Stonefield Josephson, Inc.
                     Santa Monica, California